EXHIBIT 4.1


February 24, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

RE: Carnival Corporation
    Commission File No. 1-9610

Gentlemen:

Pursuant to Item 601 (b) (4) (iii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, Carnival Corporation (the "Company") hereby agrees to furnish copies of certain long-term debt instruments to the Securities and Exchange Commission upon the request of the Commission, and, in accordance with such regulation, such instruments are not being filed as part of the Annual Report on Form 10-K of the Company for its fiscal year ended November 30, 1998.

Very truly yours,

CARNIVAL CORPORATION

/s/ Arnaldo Perez

Arnaldo Perez
General Counsel